BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

Attachment 23 to CVM Instruction Nº 481/2009

PUBLIC REQUEST FOR A PROXY

For the Ordinary and Extraordinary General Shareholders Meeting to be held on April 29, 2019, at 11 hours (“General Meeting”), at the Company´s head office located at Rua Jorge Tzachel, N° 475, Bairro Fazenda, City of Itajaí, Santa Catarina state.

1. Provide the name of the company

BRF S.A. (“Company”).

2. Provide information on the subjects for which the powers of attorney are being requested

The proxy is requested to vote on all the subjects listed in the Agenda of the General Meeting, published through the Summons, dated March 29, 2019, which are:

I – At the Ordinary General Meeting:

(i)            To take the account of the managers, to examine, discuss and vote on the Management Report, Financial Statements and other documents related to the fiscal year ended on December 31, 2018;

(ii)           To set the annual global compensation of the management for the 2019 fiscal year;

(iii)          To authorize the increase in value of the annual global compensation of the management for the 2019 fiscal year, to be applicable in case the Board of Directors decide for the increase in up to eight of the number of the members of the Company’s Executive Board;

(iv)         To elect the members of the Fiscal Council; and

(v)          To set the global compensation of the members of the Fiscal Council for the 2019 fiscal year.

II – At the Extraordinary General Meeting:

(i)            To amend the Company’s Restricted Share Plan and ratify the payments already made under the Plan.

3. Identify the individuals or corporate entities that promoted, organized or defrayed the cost of the public request for a proxy, if only partially, stating:

a. Name and address.

Management of the Company.

b. How long they have been shareholders in the company

Not applicable.

c. Number and percentage of shares for each type and class in their ownership.

Not applicable.

d. Number of shares taken on loan.

Not applicable.

e. Total exposure in derivatives benchmarked to shares of the Company.

Not applicable.

f. Corporate, business or family relations existing or maintained during the past 3 years with the company or with parties related to the company, as defined in the accounting laws related to this matter.

Not applicable.

4. State whether any of the persons listed under item 3, as well as any their controlling shareholders, subsidiaries, affiliates or associated companies have a special interest in the approval of the matters for which the proxy is being requested, describing in detail the nature and extent of any such interest.

Not applicable.

5. State the estimated cost of the request for the proxy.

The Company estimates the cost for this public request for a proxy will be approximately ten thousand Reais (R$ 10,000.00), considering the costs of any publications of this Public Request for a Proxy.

6. State whether:

(a) the company has funded the request for a proxy; or

(b) the parties presenting it will seek the reimbursement of such costs from the company.

The Company will fund all the expenses pertaining to this request for a proxy.

7. State:

a.    The address to which this proxy should be sent following signature; or

The powers of attorney, in the form of the draft which is the subject of Attachment 1 to this document, must be completed, initialed and signed and then sent to the following postal address: Avenida das Nações Unidas, 8.501 – Zip Code 05425-070, Pinheiros, São Paulo (SP), care of the Corporate-Legal Department, in the period between April 1, 2019 and April 26, 2019, from 08:00 a.m. to 06:00 p.m.

The shareholders must present, together with the original of the proxy, notarized copies of the following documents:

a) Individual Shareholders: (i) picture ID; and (ii) a statement containing the respective shareholding, issued by the financial institution responsible for custody of the shares;

b) Corporate Shareholders: (i) latest corporate bylaws or consolidated articles of association and corporate documentation granting powers of representation (i.e. minutes of the election of the directors); (ii) picture ID of the legal representative(s) and (iii) statement containing the respective shareholding, issued by the financial institution responsible for custody;

c) Investment Fund Shareholder: (i) the latest consolidated regulations of the  fund; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of officers, term(s) of office and/or proxy); (iii) picture ID of the legal  representative(s) of the fund administrator or manager; and (iv) statement containing the respective shareholder stake, issued by the custodian financial institution;

d) Foreign Shareholders: Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the proxy must have a sworn translation, not being necessary its notarization and consularization.

The powers of attorney must also present a notarization of the signature of the original shareholder or his/her legal representative.

b. Should the company accept proxy by e-mail, the instructions for the granting of the proxy

Not Applicable.

APPENDIX I – DRAFT OF PROXY

PROXY

Through this private deed, the shareholder identified below (“Grantor”), in the capacity of shareholder of BRF S.A., a publicly-held company enrolled in the tax register (CNPJ/MF) under number 01.838.723/0001-27 with its head office at Rua Jorge Tzachel, 475, Bairro Fazenda, in the city of Itajaí, state of Santa Catarina, Zip Code 88301-600 (“Company”), in view of the convening of an Ordinary and Extraordinary General Shareholders Meeting of the Company to be held at [X]h on April 24, 2019, (“General Meeting”), hereby appoints and constitutes as its proxies (“Grantees”):

a) Mrs. Cristiana Rebelo Wiener, Brazilian, married, lawyer, enrolled in the Brazilian Bar OAB/SP under nº 215.947 and enrolled in the individual tax payer CPF/MF 025.909.597-45, with office at Rua Hungria, n° 1.400, 5° floor, Jardim Europa, São Paulo (SP), ZIP Code 01455-000 or Mr. Marcus de Freitas Henriques, Brazilian, married, lawyer, enrolled in the Brazilian Bar OAB/RJ under nº  95.317, enrolled in the individual tax payer CPF/MF nº 873.453.826-72, with office at Rua Santa Luzia, nº 651, 34º floor, Centro, Rio de Janeiro (RJ), ZIP Code 20021-903, to vote IN FAVOR of the matters on the agenda of the General Meeting, in accordance with the guidance indicated below by the Grantor;

b) Mr. Cassio Colli Badino de Souza Leite, Brazilian, single, lawyer, enrolled in the Brazilian Bar OAB/SP under nº 318.543 and enrolled in the individual tax payer CPF/MF nº 322.907.898-52, with office at Rua Hungria, n° 1.400, 5° floor, Jardim Europa, São Paulo (SP), ZIP Code 01455-000, to vote AGAINST the matters on the agenda of the General Meeting, in accordance with the guidance indicated below by the Grantor; and

c) Mrs. Debora Benassi, Brazilian, married, lawyer, enrolled in the Brazilian Bar OAB/SP under nº 280.706 and enrolled in the individual tax payer CPF/MF nº 290.214.068-10, with office at Rua Hungria, n° 1.400, 5° floor, Jardim Europa, São Paulo (SP), ZIP Code 01455-000, to ABSTAIN in the matters on the agenda of the General Meeting, in accordance with the guidance indicated below by the Grantor;

granting the above-mentioned powers to represent the Grantor at the General Meeting, acting solely and regardless of the order of nomination, signing the Shareholders Attendance Register and the minutes of the Ordinary and Extraordinary General Shareholders Meeting for the specific ends of voting strictly in conformity with the following guidance on each of the subjects on the agenda:

I - At the Ordinary General Shareholders’ Meeting:

1. To approve the management accounts and financial statements of the Company for the fiscal year ended on December 31, 2018:

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

2. To set the annual global compensation of the management for the 2019 fiscal year in the amount up to R$90.5 million, which covers the limit proposed for the fixed compensation (salary or management fees, direct and indirect benefits and social contributions), severance benefits, variable compensation (profit sharing) and amounts related to the Stock Option Plan and Restricted Shares Plan of the Company.

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

3. To authorize, as a complementation to the resolution provided in item (ii) of the agenda of the Ordinary General Shareholders’ Meeting, the increase of up to R$27.8 million to the amount of the annual global compensation of the Company’s management for the 2019 fiscal year, which shall only be applicable in case the Board of Directors approves, based on Article 24 of the Bylaws, the increase of number of members of the Company’s Board of Officers to up to eight (8) members, in which case the global annual compensation of the Company’s management for the 2019 fiscal year shall be of up to R$118.3 million.

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

4. To elect the members of the Fiscal Council of the Company:

Effective Member: Attilio Guaspari / Alternate Member: Susana Hanna Stiphan Jabra

[   ] In Favor         [   ] Against        [   ] Abstain

Effective Member: Maria Paula Soares Aranha / Alternate Member: Mônica Hojaij Carvalho Molina

[   ] In Favor         [   ] Against        [   ] Abstain

Effective Member: André Vicentini / Alternate Member: Valdecyr Maciel Gomes

[   ] In Favor         [   ] Against        [   ] Abstain

Place an X in the above space for the chosen option, each shareholder being able to appoint up to three effective members and respective alternate members.

5. To set an annual global compensation for the 2019 fiscal year for the members of the Fiscal Council in the amount corresponding to, at least, ten percent (10%) of the average of the compensation paid to the Company’s Board of Officers (not including benefits, representation allowances and profit sharing), under the terms of Article 162, § 3, of Law No. 6,404/1976:

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

II – At the Extraordinary General Shareholders’ Meeting:

1. To amend the Restricted Shares Grant Plan of the Company (“Grant Plan”), in order to expressly provide that: (i) the Grant Plan shall be administrated by the Board of Directors in observance of the provisions of the Company’s Bylaws and the current applicable legislation, respecting the limits of the global annual compensation of the managers; and (ii) the payments to the beneficiaries of the Grant Plan may be made in cash or in shares issued by the Company, as well as to ratify the payments already made to the Grant Plan’s beneficiaries according to its new terms

In Favor	Against	Abstain
[ ]	[ ]	[ ]

Place an X in the above space for the chosen option.

For the purposes of this mandate, the Grantees shall have the power limited to attending the General Meeting and voting in accordance with the guidance above, and the Proxies can also sign on behalf of the Grantor, any document whenever necessary in relation to this General Meeting, including, for example, the book of attendance of shareholders and the respective minutes in the book itself, without the right or obligation to take any other measures that are not required to fulfill this proxy.

Grantees are authorized to abstain from voting on any resolution or matter for which they have not received, at their discretion, sufficiently specific voting instructions.

This proxy deed is valid until the end and the conclusion of the administrative procedures of the General Meeting for which it was granted, in the first or second summons, regardless of when the second summons might occur. This proxy may be replaced in whole or in part.

Shareholder Qualification:

Full name or corporate name of the Grantor Shareholders
CPF or CNPJ number
Address
Number of shares held
Name of Legal Representative (if applicable)
Address of Legal Representative (if applicable)
Position of Legal Representative (if applicable)
Date of proxy

Signature: ________________________________________

Name/Corporate Name of Shareholder: _______________________

Name of Shareholder´s Legal Representative(s) (if applicable): _________________